Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2019, relating to the consolidated financial statements of Arvinas, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Arvinas, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

May 10, 2019